Exhibit 99.2

25 Sawyer Passway • Fitchburg, MA 01420 • (978) 345-5000

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000
August 11, 2004

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.ANNOUNCES
RESULTS FOR THE SECOND QUARTER 2004

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $3,114,000 and net income of $440,000 for the quarter ended June 30, 2004 compared to total revenue of $1,940,000 and net income of $285,000 for the same quarter of 2003. Net income per share for the three months ended June 30, 2004 increased to $.17 per share from $.11 per share for the same period in 2003.

        Total revenue increased by 61% in the quarter ending June 30, 2004 as compared to the same period in 2003. The net income increased by 54% while the earnings per share increased by 55% for the quarter ending June 30, 2004 over the same period in 2003.

        Total revenue for the first six months of 2004 was $5,266,000 and net income amounted to $759,000 compared to total revenue of $3,815,000 and net income of $564,000 for the same period in 2003. Basic net income per share for the six months ended June 30, 2004 increased to $0.29 per share from $0.21 per share for the same period in 2003.

        James E. Rouse, the Company’s President and CEO commented, “On May 7, 2004, Micron Products completed the acquisition of New England Molders (NEM), a custom thermoplastic injection molder specializing in the manufacture of intricately designed products primarily for medical, electronics, industrial and consumer applications. Despite being a part of the organization for less than two months in the second quarter, the newly acquired division contributed approximately 32% of the revenue increase or approximately $378,000. We expect the NEM division of Micron to increase its revenue and net income contribution in the future as we take advantage of the synergies provided by merging the two manufacturing facilities into one by the beginning of the fourth quarter. The balance of the increase in revenue is attributable to a 40% increase in Micron’s unit volume sales, primarily to existing customers. Our higher earnings are attributable to the increase in revenue and our continuing capital investment in tools and equipment aimed at reducing the cost to manufacture our products. Additionally, our effective tax rate increased due to a better than expected utilization of deferred tax assets in 2003. The provision for income taxes increased 103% or $223,000 for the first six months of 2004 as compared to 2004. Our pretax income for the six months ending June 30, 2004 was $1,198,000 as compared to $780,000 for the same period in 2003, a 54% increase.”

        The Company, through Micron, produces silver plated sensors and distributes metal snaps for manufacturers of disposable ECG electrodes and through Micron’s NEM division manufactures injection molded products for medical, electronics, industrial and consumer applications. The Company’s products also include proprietary signal-averaging electrocardiographic (SAECG) software used in the detection and treatment of potentially lethal heart arrhythmias.

        Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2003.